Exhibit 99.1

GENERAL CANNABIS ANNOUNCES THE LAUNCH OF GENERAL CANNABIS EQUITY RESEARCH

DENVER, CO, April 14, 2016 – General Cannabis Corporation (OTCQB: CANN) today announced the launch of its public market research services division.  The new division is called General Cannabis Equity Research or GCER.

“General Cannabis Equity Research is our first step in the building of an equity research division and leverages the unique market insight that we gain from our industry position” said Robert Frichtel, Chief Executive Officer.  “Due to the breadth of our corporate platform and team, we gain unique knowledge that we believe will add value in making investment decisions.  GCER will provide unbiased and detailed research on publicly traded companies.”

“General Cannabis noted the total absence of credible research on public companies in the sector,” said Executive Chairman Michael Feinsod.“While there are many public companies that claim to operate in the cannabis space, there is no credible source of industry and public company research.  The void creates market uncertainty and has limited access to capital for cannabis related companies.  We intend to fill that void.”

We are currently hiring individuals for the research team and expect to launch our comprehensive GCER services on July 1.

Our approach to cannabis investment research will place a high value on intrinsic value and management quality.  We will evaluate cannabis investments in the same manner as a merger and acquisitions specialist might.  Our analysis of the individual cannabis companies will be driven by economic realities of the industry and its constantly changing dynamics.

We expect our first reports to be available in July of 2016--- General Cannabis Equity Research will only be researching companies that are current in their SEC filing requirements for the March 31, 2016 quarter.

Executive Chairman Michael Feinsod added, “The cannabis industry is entering an exciting phase of national growth.  We look forward to sharing our knowledge with institutional investors as they explore and invest in the sector.”

About

General Cannabis Corporation (www.generalcann.com) is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.

Safe Harbor

This presentation contains forward-looking statements which relate to future events or General Cannabis’ future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel

CEO – General Cannabis Corp

(303) 759-1300